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                                                                   EXHIBIT 8.4



August 18, 1999





Equity Residential Properties Trust
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as special counsel for Lexford Residential Trust (the "Trust") in connection with the proposed merger (the "Merger") of the Trust with and into Equity Residential Properties Trust, pursuant to the Agreement and Plan of Merger dated as of June 30, 1999 and the exhibits thereto (the "Merger Agreement") and with the Registration Statement (as defined in the Merger Agreement). Except as otherwise provided, capitalized terms referred to herein have the meanings ascribed to them in the Merger Agreement or the Registration Statement. All section references are to the Internal Revenue Code of 1986, as amended (the "Code").

In rendering the opinions expressed herein, we have examined and, with your consent, relied upon (without any independent investigation thereof) statements and representations in the following documents (including all schedules, exhibits and amendments): (i) the Merger Agreement and the Registration Statement; (ii) the organizational documents of the Trust, Lexford Properties, L.P. (the "Operating Partnership"), each of the partnerships, limited liability companies, joint ventures and trusts in which the Trust or Operating Partnership, directly or indirectly, owns any interest (the "Property Partnerships"), each of the Trust's wholly-owned corporations (including corporations wholly-owned directly or indirectly by the Trust or wholly-owned indirectly by the Trust through the Operating Partnership, qualified REIT subsidiaries or other disregarded entities), Lexford Property Management, Inc., and Lexford Guilford, Inc. to the extent we deemed them relevant (collectively, the "Entities"); and (iii) such other instruments, documents and records as we have deemed necessary in order to enable us to render the opinions expressed herein.

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Equity Residential Properties Trust
August 18, 1999
Page 2


In our examination of the foregoing documents, we have assumed, with your consent: (i) that original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; (ii) that all representations and statements set forth in such documents are true, correct and complete; (iii) that any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate without such qualification; (iv) that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (v) that the Trust and the other Entities have at all times been organized and operated in accordance with the terms of their respective organizational documents and in accordance with all applicable laws. We have also obtained such information and representations as we have deemed relevant and necessary through consultation with the officers and employees of the Trust and with the Trust's independent public accountants.

For purposes of rendering the opinions expressed herein, we have assumed that the Trust has properly filed a timely election to be a real estate investment trust in accordance with Section 856(c) of the Code for the taxable year beginning January 1, 1998 and has filed an election under Notice 88-19 with the Trust's 1998 federal income and all other relevant tax returns. We have further assumed, with EQR's permission, that a Notice 88-19 election will be filed with the Trust's 1999 federal income and all other relevant tax returns and that EQR will file an election under Notice 88-19 in respect of the Merger in EQR's 1999 federal income and all other relevant tax returns.

For purposes of rendering the opinion expressed herein, we have also assumed, and relied upon, with your consent, the accuracy of the representations contained in the letters from the Trust addressed to us dated May 15, 1998 and dated on the date hereof, and which relate to factual matters relevant to the classification and operation of the Trust as a real estate investment trust and the organization of and operation of the other Entities. In the course of our representation of the Trust, no information has come to our attention that would cause us to doubt the accuracy or completeness of the representations contained in the letters or any of the reviewed documents described herein in a material way.

Based on such facts, assumptions and representations, and subject to the qualifications stated in the next paragraph below, as of the date hereof we are of the opinion that for federal income tax purposes under current law, commencing with the Trust's taxable year beginning January 1, 1998 the Trust has been organized and has operated in conformity with the requirements for qualification as a REIT for the taxable year ending December 31, 1998 and through the date hereof and the Trust's proposed method of operation, as represented in the letter dated on the date hereof addressed to us, will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for the period beginning on January 1, 1999 through the date hereof.

This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any material variation or difference in the facts from those set forth in the


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Equity Residential Properties Trust
August 18, 1999
Page 3


Merger Agreement and Registration Statement or the facts, assumptions or representations referred to above may adversely affect the conclusion stated herein. Moreover, the Trust's qualification and taxation as a real estate investment trust depend upon the Trust's ability to meet -- through actual annual operating and other results -- certain requirements under the Code regarding the receipt of income, asset ownership, distributions and diversity of stock ownership for 1999. No opinion is expressed as to any matter not discussed herein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set fourth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the respective sections of the Registration Statement under the captions "The
Merger - Material Federal Income Tax Consequences." We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter after the date hereof.

This opinion is furnished to you solely for use in connection with the Merger Agreement and Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, to the use of our name under the caption "The Merger - Material Federal Income Tax Consequences," and to the other references to this firm in the Merger Agreement and Registration Statement.

Very truly yours,



/s/ Willkie Farr & Gallagher


Attachment: Lexford Residential Trust letter dated August 18, 1999 to Willkie Farr & Gallagher


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                             LEXFORD RESIDENTIAL TRUST

August 18, 1999





Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York  10019-6099


               AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 30, 1999
             (THE "MERGER AGREEMENT") BETWEEN LEXFORD RESIDENTIAL TRUST
       (TOGETHER WITH ITS PREDECESSORS-IN-INTEREST, THE "TRUST" OR "SELLER")
               AND EQUITY RESIDENTIAL PROPERTIES TRUST ("ACQUIRING")

Ladies and Gentlemen:

We are furnishing the following representations to you to enable you to prepare and deliver your tax opinion in accordance with Section 6.2(d) of the Merger Agreement. We understand that you will be relying on such representations in rendering your tax opinion. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement or in the Registration Statement (as defined in the Merger Agreement).

In connection with your opinion, the Trust makes the representations set forth herein:

1. From January 1, 1998 through the date hereof, the Trust has operated in accordance with Maryland law and its Declaration of Trust.

2.   The Trust made a timely and valid election under Treasury Regulations
Section 301.7701-3 to be treated as an association taxable as a corporation from the date of its formation until January 1, 1998.

3. From the later of each respective date of formation or January 1, 1998, (i) the Trust has operated in accordance with its Declaration of Trust, (ii) any entity that is organized by the Trust to own and


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August 18, 1999
Page 2


operate the assets of the Trust (the "Operating Partnership") has operated in accordance with the applicable law and its organizational documents; (iii) except as specifically described in documents delivered to you and to Acquiring pursuant to Schedule 2.17 to the Lexford Disclosure Letter, each of the partnerships, limited liability companies, joint ventures and trusts in which the Trust or the Operating Partnership, directly or indirectly, owns an interest (the "Property Partnerships") has operated in accordance with its respective organizational documents and the state law applicable thereto; and
(iv) each of the Trust's wholly-owned corporations and corporations in which the Trust has held less than all of the outstanding securities issued thereby, including, without limitation, Lexford Property Management, Inc. and Lexford Guilford, Inc., ("preferred stock subsidiaries") has operated in accordance with its respective organizational documents and the state law applicable thereto (collectively, the "Entities").

4.   The Trust is managed by its trustees pursuant to its Declaration of Trust.

5. The Trust believes, and has taken all measures within its control to ensure, that at no time during the last half of any taxable year after the first taxable year for which the election was made to be a real estate investment trust ("REIT") not more than 50 percent in value of the Trust's outstanding shares have been owned, actually or constructively (within the meaning of Section 544 of the Code), by or for five or fewer individuals for purposes of
Section 856(a)(6) of the Code.

6. The Trust believes, and has taken all measures within its control to ensure, that at all times after the first taxable year for which the REIT election was in effect, the beneficial ownership of the Trust has been held by 100 or more persons.

7. Summary schedules have been prepared by the Trust as to the Trust's compliance with the income and asset tests under Section 856(c) for the calendar year 1998 in connection with the filing of its federal income tax return and its election to be treated as a REIT. Such schedules are accurate, complete, and reflect the Trust's compliance with such tests. For the period January 1, 1999 through the Effective Time, such schedules reflect the Trust's and Ernst & Young L.L.P.'s best effort estimates of the income and asset values of the Trust and the other Entities (including the PSS, as defined below).

8. The Trust believes, and has taken all measures within its control to ensure, that it has distributed all of its earnings and profits for any non-REIT year in order to comply with Section 857(a)(2) of the Code, which requires a REIT to have no earnings and profits accumulated in any non-REIT year. The Trust believes that, based upon its own analysis and the conclusions expressed by Ernst & Young L.L.P. in its review of the Trust's analysis, it had no significant earnings and profits as of January 1, 1998. The Trust believes the Ernst & Young L.L.P. earnings and profits review is accurate in all material respects. The Trust hereby certifies that any earnings and profits accumulated by the Trust in a non-REIT year were entirely distributed by the Trust BEFORE the end of 1998 in compliance with

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Section 857(a)(2) and Section 857(d)(3) of the Code and in accordance with
Treasury Regulation Section  1.857-11(c).

9. The Trust believes, and has taken all measures within its control to ensure, that at least 95 percent of the gross income derived by it in each taxable year to which the Trust's election to be treated as a REIT is intended to apply has consisted of (i) rents from real property derived by the Entities (other than a preferred stock subsidiary) from rental of any real properties in which the Trust has a direct or indirect interest or properties developed or acquired in the future, including rents attributable to personal property described in representation 17 (below) and including charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding for such purposes rents received from related parties as defined in Section 856(d)(2)(B) of the Code; (ii) interest on unsecured obligations and interest on obligations secured by mortgages on real property or on interests in real property; (iii) any gain realized on the sale of all or a portion of any real properties in which the Trust has a direct or indirect interest, or properties developed or acquired in the future; (iv) interest on amounts held by the Entities in bank accounts or reserves; and
(v) amounts described in Section 856(c)(2)(D) through (H) of the Code. The Trust expects that this representation will be true with respect to the period beginning January 1, 1998 and ending on the Effective Time.

10. The Trust believes, and has taken all measures within its control to ensure, that at least 75 percent of the gross income derived by the Trust in each taxable year since it elected REIT status has consisted of (i) rents from real property derived by the Entities from rental of any real properties in which the Trust has a direct or indirect interest or properties developed or acquired in the future, including rents attributable to personal property as described in representation 17 (below) and including charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding for such purposes rents received from related parties as defined in
Section 856(d)(2)(B) of the Code; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) any gain realized on the sale of all or a portion of any real properties in which the Trust has a direct or indirect interest, real properties developed or acquired in the future or real property mortgages which are not described in Section 1221 of the Code; and (iv) amounts described in Section 856(c)(3)(D) through (I) of the Code. The Trust expects that this representation will be true with respect to the period beginning January 1, 1998 and ending on the Effective Time.

11. The Trust believes, and has taken all measures within its control to ensure, that no amount received or accrued, directly or indirectly, by it as interest was or is dependent in whole or in part on the income or profits derived by any person. The qualifications to such statements are: (i) amounts based on a fixed percentage or percentages of receipts; or (ii) sales and amounts received from a debtor which derives substantially all of its gross income with respect to such property from leasing attributable to qualified rent, as defined in Section 856(d)(6)(B).



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August 18, 1999
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12.  The Trust believes, and has taken all measures within its control to ensure, that no amounts received or accrued, directly or indirectly by it as interest on obligations secured by mortgages on real property have been or are dependent in whole or in part on the income or profits derived by any person (including amounts received or accrued by the debtor the determination of which depends in whole or in part on the income or profits of any person). The two qualifications to such statement are: (i) amounts based on a fixed percentage of receipts; and (ii) percentages of receipts or sales and amounts received from a debtor which derives substantially all of its gross income with respect to such property from leasing attributable to qualified rent, as defined in
Section 856(d)(6)(B).

13. As of December 31, 1997, the Trust has derived, and the Trust currently derives, expects to derive and will take all measures within its control to ensure that it derives amounts with respect to interest on obligations secured by mortgages on real property only where the loan value of the real property is equal to or exceeds the amount of the loan so that the entire amount of interest earned is apportioned to the real property.

14. Within three years of any acquisition of foreclosure property (as defined in Section 856(e)(1) of the Code), or within such period as the Trust may obtain or has obtained by extension, the Trust has sold such foreclosure property or has taken actions as are necessary to ensure that income derived or accrued from such foreclosure property has qualified for the REIT income and asset tests.

15. No amounts received or accrued, directly or indirectly, by the Entities with respect to any real or personal property are or have been dependent, in whole or in part, on the income or profits derived by any person from such property within the meaning of Section 856(d)(2)(A) of the Code, except for percentage rentals permitted under Sections 856(d)(4) and 856(d)(6) of the Code.

16. No amounts received or accrued, directly or indirectly, by the Entities as rent or otherwise pursuant to any lease or other arrangement with respect to any real or personal property are or have been derived from a tenant which receives or accrues, directly or indirectly, from subtenants any amount the determination of which depends in whole or in part on the income or profits derived by any person from such property within the meaning of Section 856(d)(4) of the Code, except for qualified rent permitted under Section 856(d)(6).

17. Any amounts received by the Entities that are attributable to personal property leased under or in connection with a lease of the Entities' real property do not and have not exceeded 15 percent of the total rent for any taxable year attributable to both the real and personal property leased under or in connection with such leases, within the meaning of Section 856(d)(1)(C) of the Code. Any amounts received by the Entities attributable to personal property that is leased with real property are currently, or have been, an incidental amount of the total rents received or accrued with respect to such real property determined at the time the personal property is placed in service, within the meaning of Section 512(b)(3) of the Code.



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18.  The Trust has represented that all activities and services (other than those activities and services specified in Exhibit A) that Entities engage in are ordinary, necessary and usual to the operation and management of the Trust. No services, including but not limited to those services listed in Exhibit A, that may give rise to impermissible tenant service income, as defined in Section 856(d)(7) of the Code, produce such impermissible tenant service income in an amount equal to or greater than 1 percent of all amounts received or accrued during any taxable year in respect of any one property.

Except as indicated in Exhibit A, the Entities engage only in those activities and services customarily furnished or rendered in connection with the rental of real property in the geographic areas in which the Trust Portfolio properties are located, including those properties developed or acquired by the Entities in the future. Services that constitute personal services rendered to particular tenants are only provided by third party independent contractors, as defined in Section 856(d)(3), from whom the Trust does not derive or receive any impermissible tenant service income within the meaning of Section 856(d)(2)(C) of the Code or (as defined in Section 856(d)(7)) in an amount equal to or greater than 1 percent of all amounts received or accrued during any taxable year in respect of any one property qualify within the less than 1 percent rule.

19. Neither the Trust nor any other Entity has rendered or will render services, directly or through an Entity in regard to a real property in which the Trust, directly or through an Entity, had an interest that is less than or equal to 100 percent unless the Trust determined that, if the income from such real property did not qualify as rent from real property, such income (along with other nonqualifying income) would not cause the Trust to fail the 75 percent and 95 percent income tests described in Section 856(c)(2) and (3) of the Code.

20. The Trust has not received or accrued, and will not receive or accrue, directly or indirectly, any amount from a "Related Party Tenant," defined as follows: (i) if a corporation, one in which the Trust owns stock possessing 10 percent or more of the total combined voting power of all voting classes or 10 percent or more of the total number of shares, or (ii) if not a corporation, a person in which the Trust owns an interest of 10 percent or more in the assets or net profits. For purposes of this representation, ownership will be determined by taking into account the attribution rules of Section 318 (as modified by Section 856(d)(5)) of the Code.

21. The Operating Partnership has been operated at all times in accordance with the terms and provisions of its organizational documents. Further, except as described in representation 3 above, each of the Property Partnerships has been operated at all times in accordance with the terms and provisions of its respective organizational documents; none of the Property Partnerships is an association taxable as a corporation; as of May 8, 1996, none of the Property Partnerships received notice, written or otherwise, from the Internal Revenue Service regarding its classification as a partnership; and, none of the Property Partnerships is a publicly traded partnership ("PTP"), as defined in Section 7704(b) of the Code, or it is a PTP which has and will be qualified for exemption from Section 7704(a) of the Code by reason of Section 7704(c) at all times. Each of the organizational documents of the Operating Partnership and the Property Partnerships, has been duly executed. The Certificate of Limited Partnership of the

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Page 6


Operating Partnership and each such certificate relating to each Property Partnership, and all amendments thereto, have been duly executed and filed.

22. The Trust believes, and has taken all measures within its control to ensure, that at the close of each calendar year quarter commencing with the quarter ended March 31, 1998, at least 75 percent of the total value of the assets of the Trust at all times consisted of real estate assets within the meaning of Section 856(c)(5)(B) of the Code, cash and cash items (including receivables) and government securities. At the close of each such calendar year quarter commencing with the quarter ended March 31, 1998, not more than 25 percent of the value of the assets of the Trust owned directly or indirectly through partnerships, limited liability companies, or qualified REIT subsidiaries, has been represented by securities (including options, puts, calls, warrants, or other rights of any kind to acquire) other than government securities or, in the case of the Trust, securities of a qualified REIT subsidiary. The aggregate value of the securities of any one issuer did not and does not exceed 5 percent of the value of the total assets of the Trust as determined in accordance with Treasury Regulation Section 1.856-2(d)(2) and neither the Trust nor any of the Entities own more than 10 percent of the outstanding voting securities of any issuer.

23. The Trust hereby certifies that any preferred stock subsidiary ("PSS"), including Lexford Guilford, Inc., was and will continue to be operated with the intent to generate a profit, that the management of the PSS made and will make all business decisions without regard to the Trust (except as provided in Article Fourth A.6 of its Articles of Incorporation); that only the holders of the common stock thereof had the right to vote for directors of the PSS; and that such common stock holders were the record and beneficial holders thereof and had no agreements or understandings of any kind in respect of their record or beneficial ownership concerning the sale or other disposition of such stock. All transactions between a PSS and the Trust were and will continue to be on an arm's length basis. Further, the Trust represents that it did not and will not own any of the voting stock of a PSS and that any stock of a PSS held by the Trust did not and will not exceed 5 percent of the total assets of the Trust. The Trust also represents that it did not and will not have any agreements or other understandings which will result in the Trust having voting rights in or voting control of a PSS.

24. On February 20, 1998, the Trust transferred or caused to be transferred all of its direct and indirect interest in Lexford Guilford L.P. LLC, Lexford Guilford G.P. LLC, and Lexford Properties of Colorado, Inc. to the capital of Lexford Property Management, Inc. ("LPMI"). On April 1, 1998, in an arm's length transaction, the Trust sold all of its interest in LPMI, including, without limitation, the beneficial interests of the investment known as Guilford/Meridian, to Brentwood-Lexford Partners LLC ("Brentwood"), an entity unrelated to the Trust, for full and fair consideration. The disposition of such interest was a true sale for federal income tax purposes; the transaction was reflected as a true sale and purchase on the financial books, records and tax returns of both the Trust and Brentwood; and the ownership interest in LPMI was reflected in Brentwood's books, records, tax

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Page 7


returns and other filings. There were no agreements or understandings, including puts, calls, voting trusts, buy-sell agreements or other similar agreements, between Brentwood and the Trust or any of its affiliates relating to the Brentwood's continued ownership of the stock of LPMI or NHP HS Four, Inc. or interests in Lexford Guilford L.P. LLC or Lexford Guilford G.P. LLC or a disposition or transfer of any of the foregoing by Brentwood to any third party, the Trust or any Entity or PSS. Brentwood was under no obligation to convey, directly or indirectly, to the Trust or any of its affiliates, and the Trust and its affiliates had no rights to acquire any of Brentwood's ownership interests in LPMI, NHP HS Four Inc., Guilford Company, Inc., Argus Land Company, Inc., Lexford Guilford L.P. LLC, Lexford Guilford G.P. LLC, Meridian Southeast Partners, or GC Southeast Partners.

25. The acquisition by the Trust of the stock of Lexford Guilford, Inc. and of the interests in Lexford Guilford L.P. LLC and Lexford Guilford G.P. LLC was for adequate consideration and was negotiated at arm's length in November 1998. The Trust will include the value of these assets in income to the extent such assets were received for services performed by the Trust or its affiliates. The fair market value of the acquired assets does not exceed $459,994 and will not cause the Trust to fail the 95 percent income test.

26. The Trust and the Operating Partnership have at all times held interests in the Entities, the Property Partnerships and all other assets of the Trust and the Operating Partnership for investment purposes and not as
(i) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of the Trust and the Operating Partnership.

27. Except in the case of a PSS, the Trust represents and has taken all measures within its control such that if the Trust owns, directly or indirectly, any shares in a corporation, it will own 100% of all classes of such corporation's stock and 100% of all rights to acquire such corporate stock (e.g., options, puts, calls and warrants).

28. The Trust has taken all measures within its control to ensure that the Trust's real estate activities have not involved property being held for sale in the ordinary course of business so as to be treated as a "prohibited transaction" pursuant to Section 857(b)(6) of the Code.

29. The Trust believes that the Trust has timely made and will take all measures to ensure that it will timely make distributions in respect of 1998 and 1999 sufficient to satisfy the annual distribution requirements of Sections 857 and 4981 of the Code for 1998 and 1999.

30. The Trust has exercised ordinary business care and prudence in attempting to comply with the 75 percent and 95 percent tests at the time of each transaction entered into by the Trust and to comply with the provisions of Section 856(c)(6) of the Code and the regulations thereunder.

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31.  The Trust has as of the date thereof revalued its assets at the end of each quarter in which stock or other property is acquired and has eliminated and will eliminate within 30 days after the end of such quarter any discrepancy between the Code requirements and the value of its investments attributable in whole or in part to an acquisition during such quarter. The Trust maintains sufficient records in accordance with generally accepted accounting principles as to its investments so that it may show that it has complied with the provisions of Code Section 856(c)(6) as required by Treas. Reg. Section 1.856-2(d)(3).

32. The Trust will obtain a reasoned written opinion rendered by a tax advisor whose opinion would be relied on by a person exercising ordinary business care and prudence in the circumstances of the particular transaction as to the characterization for purposes of Code Section 856 of gross income to be derived (or being derived) from a transaction, in order to comply with Treasury Regulation 1.856-7(c).

33. The Trust has elected deferral treatment with regard to its Net Built In Gains subject to recognition upon subsequent dispositions as provided therein to the extent not offset by available deductions pursuant to an election under Notice 88-19 filed in its tax return for the taxable year beginning January 1, 1998. A Notice 88-19 election will be filed in the Trust's income tax return for the short taxable year beginning January 1, 1999 and ending on the Effective Time and such election will be filed in EQR's tax return for 1999.

34. The Trust has complied with Section 857(f) of the Code and Treasury Regulation Section 1.857-8, by mailing by January 30 of each year, including January 30, 1999, demands for written statements from its shareholders of record relating to the previous taxable year and disclosing the actual owners of Trust shares in the following circumstances: (i) if the Trust has between 201 and 1,999 shareholders of record of its shares on any dividend record date, demands shall be made from each record holder of one percent or more of its stock; and (ii) if the Trust has 2,000 or more shareholders of record on any dividend record date, demands shall be made from each record holder of five percent or more of its shares. Such written statements were mailed certified, return receipt requested by U.S. mail. Copies of such statements and U.S. postal receipts showing the mailing date have been kept available for inspection in the internal revenue district in which the Trust is required to file its tax return. These statements have been maintained permanently, and show the maximum number of shares actually or constructively owned by each of the actual owners at any time during the last half of the Trust's taxable year.

Further, the written statements informed the shareholder that if it fails to supply the Trust with the required response, it will be under a duty at the time its tax return is filed, pursuant to Treasury Regulation Section 1.857-9, to submit information relating to the actual owner of REIT shares as follows: (i) in the case of any person holding shares of stock in any REIT who is not the actual owner of such stock, (a) the name and address of each actual owner; (b) the number of shares owned by each actual owner at any time during such person's taxable year; and (c) the amount of dividends belonging to

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Page 9


each actual owner; or (ii) in the case of an actual owner of shares of stock in any REIT, (a) the name and address of each such REIT, the number of shares actually owned by it at any and all times during its taxable year, and the amount of dividends from each such REIT received during such shareholder's taxable year; (b) if shares of any REIT were acquired or disposed of during such person's taxable year, the name and address of the REIT, the number of shares acquired or disposed of, the dates of acquisition or disposition, and the names and addresses of the persons from whom such shares were acquired or to whom they were transferred; (c) if any shares of REIT stock are also owned by any member of such person's family or by any of its partners, the name and address of the REIT, the name and address of such family member or partner and the number of shares owned by each such family member or partner at any and all times during such person's taxable year; and (d) the name and address of any corporation, partnership, association, or trust in which such person had a beneficial interest of 10 percent or more at any time during its taxable year.

The Trust mailed the shareholder demand letters relating to 1998 prior to January 30, 1999.

The Trust maintains, as required by Treasury Regulation 1.857-8(a), a permanent record of all persons failing or refusing to comply in whole or in part with the Trust's demand for the statements relating to actual ownership.

The Trust understands that should the Trust fail to comply with Section 857(f) of the Code and regulations thereunder for a taxable year, the Trust could be liable for a monetary penalty.

35. The Trust has attached to its tax return for each fiscal year the schedule described in Code Section 856(c)(6)(A) and has set forth therein the nature and amount of each item of its gross income described in Code Sections 856(c)(2) and
(c)(3).

36. For its taxable year ending December 31, 1998, the Trust properly and timely filed an election to be taxed as a REIT and such election has not been terminated or revoked and there is no present intention to revoke or terminate such election.

37. The Trust has adopted, will continue to use, and will take all measures within its control to retain, a calendar year accounting period and has not changed nor sought the consent of the Secretary of the Treasury or his delegate to change the Trust's accounting period.

38. The Trust believes, and has taken all measures within its control to ensure, that it has invested any excess cash so as to enable the Trust to continue to satisfy the asset test of Section 856(c)(4) of the Code and the income test of Sections 856(c)(2) and 856(c)(3) of the Code.

39. The Trust believes, and has taken all measures within its control to ensure, that all shares of beneficial interest in the Trust are transferable within the meaning of Section 856(a)(2) of the Code, subject to no transfer and ownership limitations in the Trust Articles (other than the "Excess Share"



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Willkie Farr & Gallagher
August 18, 1999
Page 10



provisions of the Declaration of Trust) and that it has terminated, as of January 1, 1998, all other restrictions under its charter relating to the transferability of the Trust's shares.

40. The Trust will file with its 1998 tax return Forms 8082 to report a position inconsistent with the Schedules K-1 the Trust received in connection with the partnership consolidation during 1998.

41. The undersigned is familiar with the requirements for qualification as a REIT under the Code and believes that the Trust has satisfied such requirements for all periods of its existence.

42. The undersigned is a duly elected officer of the Trust and will be a duly elected officer as of the Effective Time immediately prior to the Merger. In such capacity, the undersigned has access to relevant information regarding each of the factual matters set forth above and has consulted with other employees and officers of the Trust and the Operating Partnership regarding such factual matters, none of whom have disagreed in any respect with any of the representations set forth above.

43. The Trust has advised you of any matter of which it has been advised by independent legal counsel or accounting advisors or of which the Trust, the Entities or employees of the Trust and the Entities is aware that could, if adversely decided, adversely affect the Trust's ability to satisfy the requirement for taxation as a REIT under the Code.

The information in this certificate is provided in connection with the preparation of your tax opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or in the documents referred to herein, are accurate and complete and will be accurate and complete as of the Closing. We further understand that your opinion will be based in part upon the assumptions stated, and will be subject to the qualifications and limitations set forth, in your opinion letter.


IN WITNESS WHEREOF, I have signed this Certificate this day of August 18, 1999.

Lexford Residential Trust

By:  /s/ Bradley A. Van Auken
     ---------------------------
Name:    Bradley A. Van Auken
Title:   Senior Vice President,
         General Counsel & Secretary

                                     EXHIBIT A
                           SERVICES PROVIDED BY THE TRUST
I. SERVICES WHICH DO NOT QUALIFY OR POTENTIALLY DO NOT QUALIFY AS "RENTS FROM REAL PROPERTY":

     1.   Management Fees Allocable to Third Party Ownership Interests

II. SERVICES WHICH MAY CONSTITUTE "IMPERMISSIBLE TENANT SERVICE INCOME" SUBJECT TO THE 1% LIMITATION:

     1.   Provision of Agency Services for Renter's Insurance Companies

     2.   Contracting with Rental Furniture Suppliers

     3.   Telecommunications and Cable TV Services

     4.   Vending Machines and Laundry Machines